Exhibit 99.1

Friday, October 26, 2018

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR THIRD QUARTER 2018; DECLARES 28 CENT DIVIDEND

•	Third Quarter Net Income of $0.84 per Share

•	Total Assets of $1.1 Billion with Strong Loan Growth

•	Non-performing Assets were 0.77% of Total Assets

•	Wealth Assets Under Administration Increased $22 million to $690 Million

Lakeville, Connecticut, October 26, 2018 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2018.

Net income allocated to common shareholders was $2.3 million, or $0.84 per common share, for the quarter ended September 30, 2018 (third quarter 2018), compared with $1.9 million, or $0.68 per common share, for the second quarter ended June 30, 2018 (second quarter 2018), and $1.7 million, or $0.61 per common share, for the third quarter ended September 30, 2017 (third quarter 2017).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported strong earnings on continued loan growth this quarter amidst sustained competitive market conditions. The credit quality of our loan portfolio remains strong and we are beginning to realize improvement in our efficiency ratio. We remain focused on prudently managing our balance sheet and expense base to optimize shareholder value while continuing to provide outstanding customer service.”

Net-Interest Income

Tax equivalent net interest income for third quarter 2018 increased $460 thousand, or 5.6%, versus second quarter 2018, and increased $632 thousand or 7.9%, versus third quarter 2017. Average earning assets increased $59.2 million versus second quarter 2018, and increased $128.3 million versus third quarter 2017. Average total interest bearing deposits increased $41.6 million versus second quarter 2018 and increased $68.6 million versus third quarter 2017. The tax equivalent net interest margin for the third quarter 2018 was 3.29% compared with 3.31% for the second quarter 2018 and 3.49% for the third quarter 2017.

Non-Interest Income

Non-interest income for third quarter 2018 increased $30 thousand versus second quarter 2018 and increased $8 thousand versus third quarter 2017.

Trust and Wealth Advisory fees decreased $13 thousand versus second quarter 2018 and increased $62 thousand versus third quarter 2017. The quarter-over-quarter decrease reflected tax preparation fees recorded in the second quarter 2018 and lower estate settlement fees partly offset by higher asset-based fees. The increase from the prior year third quarter primarily reflected higher asset management fees as well as higher estate and retirement planning fees. Assets under administration were $690 million as of September 30, 2018 compared with $668 million at June 30, 2018 and $595 million as of September 30, 2017. The increase from the second quarter 2018 was primarily attributed to growth in discretionary assets under administration.

Service charges and fees increased $40 thousand versus second quarter 2018 and decreased $3 thousand versus third quarter 2017. The increase from the second quarter 2018 primarily reflected higher deposit and interchange fees whereas the decrease versus third quarter 2017 reflected higher interchange fees, offset by lower deposit and other fees.

Income from sales and servicing of mortgage loans increased $22 thousand versus second quarter 2018 and decreased $24 thousand versus third quarter 2017. The increase from second quarter 2018 included gains on the sale of $1.2 million of mortgage loans. No mortgage loans were sold in the second quarter 2018 and $0.4 million of loans were sold in the third quarter 2017. The third quarter 2017 also included a benefit of $25 thousand for the reversal of previously recorded impairment charges for mortgage servicing rights. Third quarter 2018, second quarter 2018, and third quarter 2017 included net mortgage servicing amortization and periodic impairment charges (benefit) of $12 thousand, $11 thousand, and ($12) thousand, respectively.

There were no realized gains / (losses) on the sale of securities in the third quarter 2018 or the third quarter 2017. There were realized gains of $30 thousand on the sale of securities for the second quarter 2018. Losses on an equity investment in a CRA mutual fund were $6 thousand in the third quarter 2018 compared with losses of $20 thousand for the second quarter 2018. Prior to first quarter 2018, unrealized gains and losses on equity investments were included in shareholders’ equity.

Non-Interest Expense

Non-interest expense for third quarter 2018 decreased $88 thousand versus second quarter 2018 and increased $109 thousand versus third quarter 2017.

Total compensation expense increased $235 thousand versus second quarter 2018 primarily due to higher base salaries, production accruals, reflecting higher loan origination volume, higher incentive accruals and benefits expense and lower deferred expenses related to loan originations. Total compensation expenses year-over-year increased by $310 thousand primarily reflecting higher base salaries and higher production accruals, reflecting higher loan origination volume, and higher incentive accruals and deferred compensation expense.

Premises and equipment expense decreased $65 thousand versus second quarter 2018 and increased $41 thousand versus third quarter 2017. The decrease from the second quarter 2018 primarily reflected lower machine maintenance and repair charges partly offset by higher software and building maintenance and repair costs. The year-over-year increase primarily reflected higher charges for building depreciation and maintenance and repair costs offset by lower equipment maintenance and repair costs.

Data processing expenses, which also include data communications, decreased $37 thousand versus second quarter 2018 and decreased $26 thousand versus third quarter 2017. The decrease from the second quarter 2018 primarily reflected lower ATM and debit card processing fees and lower data communication charges. The year over year decrease primarily reflected lower trust & wealth related data processing charges and lower ATM and debit card processing fees, partly offset by higher core system data processing charges.

Professional fees decreased $115 thousand versus second quarter 2018, and increased $15 thousand versus third quarter 2017. The decline from the second quarter 2018 primarily reflected lower consultation and investment management fees, partly offset by higher internal audit fees. The second quarter 2018 included one-time legal and consultation costs of approximately $75 thousand related to the acquisition of the Fishkill, N.Y. branch from Orange Bank & Trust Company. The increase from the third quarter 2017 primarily reflected higher internal audit fees, partly offset by lower consultation, investment management and external audit fees.

Loan related expenses decreased $119 thousand compared to second quarter 2018 and decreased $85 thousand versus third quarter 2017. The decrease from both comparable periods was primarily driven by lower OREO carrying costs, lower delinquent taxes paid on properties in the foreclosure process, and lower litigation expense, partly offset by higher appraisal costs. The third quarter 2018 also included a write-down on OREO properties of $38 thousand.

Other expenses increased $19 thousand compared to second quarter 2018 and increased $83 thousand versus third quarter 2017. The third quarter 2018 included a one-time charge of $95 thousand, related to a write-down on a mortgage loan previously sold to the FHLB Boston, partly offset by lower investor relations expenses.

The effective income tax rates for third quarter 2018, second quarter 2018 and third quarter 2017 were 18.7%, 14.4% and 29.1%, respectively. The increase in the effective income tax rate from the second quarter 2018 primarily reflected the impact of permanent items on lower taxable income in the second quarter 2018. The decline in the effective income tax rate from the third quarter 2017 primarily reflected the enactment of the new U.S. tax law during the fourth quarter of 2017.

Loans

Gross loans receivable increased $26.2 million during the quarter to $906.4 million at September 30, 2018, compared with $880.2 million at June 30, 2018, and increased $115.7 million from $790.6 million at September 30, 2017. Residential real estate loans increased $19.8 million during third quarter 2018 to $426.9 million, and increased $52.3 million from third quarter 2017. Commercial real estate loans increased $7.4 million during third quarter 2018 to $291.3 million, and increased $34.7 million from third quarter 2017. Commercial and Industrial loans were essentially unchanged from second quarter 2018 at $150.7 million, and increased $22.1 million from third quarter 2017.

The allowance for loan losses for third quarter 2018 was $7.7 million compared with $7.4 million for second quarter 2018 and $6.5 million for third quarter 2017.

Asset Quality

Non-performing assets increased $2.1 million during third quarter 2018 to $8.5 million, or 0.77% of total assets at September 30, 2018, from $6.4 million, or 0.58% of total assets at June 30, 2018, and decreased $3.7 million from $12.3 million, or 1.25% of total assets, at September 30, 2017. The increase in non-performing assets from the second quarter 2018 was primarily attributed to a single residential property.

The amount of total impaired and potential problem loans increased $1.1 million during the third quarter to $24.4 million (2.7% of gross loans receivable), compared to $23.3 million, or 2.7% of gross loans receivable at June 30, 2018, and increased $1.1 million from $23.3 million, or 3.0% of gross loans receivable at September 30, 2017.

Accruing loans receivable 30-to-89 days past due increased $0.3 million during third quarter 2018 to $1.8 million, or 0.20% of gross loans receivable, from $1.5 million, or 0.17% of gross loans receivable at June 30, 2018, and decreased $1.7 million from $3.4 million, or 0.44% of gross loans receivable at September 30, 2017.

Provision for loan loss expense was $378 thousand for third quarter 2018 versus $467 thousand for second quarter 2018, and $237 thousand for third quarter 2017. The decrease in the provision from second quarter 2018 reflected lower loan growth whereas the increase from the third quarter 2017 reflected higher loan growth. Net loan charge-offs were $14 thousand for the third quarter 2018, $144 thousand for second quarter 2018 and $236 thousand for the third quarter 2017. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.85% for the third quarter 2018, versus 0.84% for second quarter 2018 and 0.82% for third quarter 2017.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $902.2 million at September 30, 2018 compared with $897.5 million at June 30, 2018 and $832.0 million at September 30, 2017. Average total deposits for the third quarter 2018 were $894.6 million compared with $847.8 million at June 30, 2018. Average total deposits for the third quarter 2018 reflected normal seasonal activity as well as approximately $38 million deposited by a trust & wealth advisory customer on June 28, 2018. As part of planned distributions, approximately $29 million of these funds were withdrawn on July 12, 2018 and the remainder was withdrawn on September 27, 2018.

FHLB advances decreased $11.9 million during the quarter to $67.6 million at September 30, 2018 and increased $40.2 million from September 30, 2017.

Capital

Book value per common share increased $0.55 during the third quarter to $35.93 per share and increased $0.92 from the third quarter 2017. Tangible book value per common share increased $0.59 during third quarter 2018 to $30.47 and increased $1.13 as compared to the third quarter 2017.

Shareholders’ equity increased $1.6 million in third quarter 2018 to $100.8 million at September 30, 2018 as net income of $2.3 million and the issuance of restricted stock awards of $0.2 million were partly offset by common stock dividends paid of $0.8 million and unrealized losses in the AFS portfolio of $0.1 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2018, Salisbury’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.02%, 12.26%, and 10.17%, respectively. The Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.66%, 11.91%, and 10.99%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Third Quarter 2018 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at its October 26, 2018 meeting. The dividend will be paid on November 30, 2018 to shareholders of record as of November 16, 2018.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks	$5,860	$9,357
Interest bearing demand deposits with other banks	36,360	39,129
Total cash and cash equivalents	42,220	48,486
Securities
Available-for-sale at fair value	95,780	78,212
CRA mutual fund	823	835
Federal Home Loan Bank of Boston stock at cost	4,988	3,813
Loans held-for-sale	589	669
Loans receivable, net (allowance for loan losses: $7,745 and $6,776)	898,625	801,703
Other real estate owned	340	719
Bank premises and equipment, net	18,494	16,401
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,390 and $4,043)	1,490	1,837
Accrued interest receivable	3,317	2,665
Cash surrender value of life insurance policies	14,627	14,381
Deferred taxes	1,454	677
Other assets	2,153	2,771
Total Assets	$1,098,715	$986,984
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$233,935	$220,536
Demand (interest bearing)	151,830	142,575
Money market	202,308	190,953
Savings and other	176,415	144,600
Certificates of deposit	137,673	116,831
Total deposits	902,161	815,495
Repurchase agreements	6,658	1,668
Federal Home Loan Bank of Boston advances	67,596	54,422
Subordinated debt	9,829	9,811
Note payable	289	313
Capital lease liability	3,114	1,835
Accrued interest and other liabilities	8,301	5,926
Total Liabilities	997,948	889,470
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,885,788 and 2,872,578
Outstanding: 2,804,881 and 2,785,216	280	279
Unearned compensation – restricted stock awards	(857)	(606)
Paid-in capital	43,757	42,998
Retained earnings	58,561	54,664
Accumulated other comprehensive (loss) income, net	(974)	179
Total Shareholders' Equity	100,767	97,514
Total Liabilities and Shareholders' Equity	$1,098,715	$986,984

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended September 30, (in thousands except per share amounts)	Three months ended		Nine months ended
	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$9,570	$8,196	$27,226	$24,544
Interest on debt securities
Taxable	596	443	1,588	1,115
Tax exempt	28	68	89	345
Other interest and dividends	322	175	662	351
Total interest and dividend income	10,516	8,882	29,565	26,355
Interest expense
Deposits	1,323	682	3,098	1,776
Repurchase agreements	4	2	6	4
Capital lease	48	29	130	66
Note payable	4	6	14	13
Subordinated debt	156	156	468	468
Federal Home Loan Bank of Boston advances	481	241	1,314	769
Total interest expense	2,016	1,116	5,030	3,096
Net interest and dividend income	8,500	7,766	24,535	23,259
Provision for loan losses	378	237	1,171	953
Net interest and dividend income after provision for loan losses	8,122	7,529	23,364	22,306
Non-interest income
Trust and wealth advisory	936	874	2,779	2,620
Service charges and fees	932	935	2,693	2,799
Gains on sales of mortgage loans, net	21	25	38	104
Mortgage servicing, net	84	104	251	180
Losses on CRA mutual fund	(6)	—	(26)	—
Gains (losses) on available-for-sale securities, net	—	—	16	(14)
Other	121	142	370	365
Total non-interest income	2,088	2,080	6,121	6,054
Non-interest expense
Salaries	3,078	2,829	8,864	8,266
Employee benefits	1,065	1,004	3,192	2,923
Premises and equipment	1,036	995	3,161	2,797
Data processing	519	545	1,561	1,521
Professional fees	496	481	1,725	1,962
OREO gains, losses and writedowns, net	38	218	91	362
Collections, OREO, and loan related	116	201	432	513
FDIC insurance	141	106	394	354
Marketing and community support	167	220	630	623
Amortization of intangibles	111	142	347	395
Other	562	479	1,528	1,561
Total non-interest expense	7,329	7,220	21,925	21,277
Income before income taxes	2,881	2,389	7,560	7,083
Income tax provision	537	695	1,301	1,903
Net income	$2,344	$1,694	$6,259	$5,180
Net income allocated to common shareholders	$2,311	$1,678	$6,185	$5,139

Basic earnings per common share	$0.84	$0.61	$2.24	$1.87
Diluted earnings per common share	0.83	0.60	2.23	1.85
Common dividends per share	0.28	0.28	0.84	0.84

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Total assets	$1,098,715	$1,096,780	$1,014,934	$986,984	$979,469
Loans receivable, net	898,625	872,796	830,370	801,703	784,136
Total securities	101,591	90,870	84,878	82,860	88,546
Deposits	902,161	897,481	831,837	815,495	831,989
FHLBB advances	67,596	79,538	62,480	54,422	27,364
Shareholders’ equity	100,767	99,180	98,097	97,514	97,526
Wealth assets under administration	690,448	667,933	600,256	610,218	594,510
Discretionary wealth assets under administration	435,357	397,637	390,248	394,673	374,357
Non-discretionary wealth assets under administration	255,091	270,296	210,008	215,545	220,153
Non-performing loans	8,173	5,881	5,094	6,635	8,313
Non-performing assets	8,513	6,359	5,761	7,354	12,257
Accruing loans past due 30-89 days	1,784	1,507	3,362	3,536	3,449
Net interest and dividend income	8,500	8,043	7,994	8,025	7,766
Net interest and dividend income, tax equivalent	8,615	8,155	8,112	8,231	7,983
Provision for loan losses	378	467	326	67	237
Non-interest income	2,088	2,058	1,974	2,182	2,080
Non-interest expense	7,329	7,417	7,182	8,052	7,220
Income before income taxes	2,881	2,217	2,460	2,088	2,389
Income tax provision	537	318	445	1,011	695
Net income	2,344	1,899	2,015	1,077	1,694
Net income allocated to common shareholders	2,311	1,877	1,995	1,065	1,678

Per share data
Basic earnings per common share	$0.84	$0.68	$0.72	$0.39	$0.61
Diluted earnings per common share	0.83	0.68	0.72	0.38	0.60
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	35.93	35.38	35.20	35.01	35.01
Tangible book value per common share - Non-GAAP ⁽[1]⁾	30.47	29.88	29.63	29.39	29.34

Common shares outstanding at end of period (in thousands)	2,805	2,803	2,787	2,785	2,786
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,764	2,761	2,759	2,757	2,757
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,779	2,779	2,780	2,778	2,777

Profitability ratios
Net interest margin (tax equivalent)	3.29%	3.31%	3.46%	3.58%	3.49%
Efficiency ratio (2)	66.91	70.87	69.35	64.90	67.18
Effective income tax rate (3)	18.65	14.35	18.09	48.42	29.09
Return on average assets	0.85	0.69	0.81	0.43	0.69
Return on average common shareholders’ equity	9.26	7.68	8.33	4.38	6.89

Credit quality ratios
Non-performing loans to loans receivable, gross	0.90	0.67	0.61	0.82	1.05
Accruing loans past due 30-89 days to loans receivable, gross	0.20	0.17	0.40	0.44	0.44
Allowance for loan losses to loans receivable, gross	0.85	0.84	0.84	0.84	0.82
Allowance for loan losses to non-performing loans	94.77	125.51	138.56	102.12	78.12
Non-performing assets to total assets	0.77	0.58	0.57	0.74	1.25

Capital ratios
Common shareholders' equity to assets	9.17%	9.04%	9.67%	9.88%	9.96%
Tangible common shareholders' equity to tangible assets - Non-GAAP (1)	7.89	7.75	8.26	8.43	8.48
Tier 1 leverage capital	8.02	8.30	8.56	8.53	8.49
Total risk-based capital	12.26	12.27	12.70	12.94	13.20
Common equity tier 1 capital	10.17	10.18	10.54	10.73	10.96

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

(2) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(3) The effective tax rate for 4Q2017 included the discrete charge related to the remeasurement of net deferred tax assets. Excluding this charge, the effective tax rate for the quarter was 27.12%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Common Shareholders' Equity	$100,767	$99,180	$98,097	$97,514	$97,526
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,490)	(1,601)	(1,716)	(1,837)	(1,974)
Tangible Common Shareholders' Equity	$85,462	$83,764	$82,566	$81,862	$81,737
Total Assets	$1,098,715	$1,096,780	$1,014,934	$986,984	$979,469
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,490)	(1,601)	(1,716)	(1,837)	(1,974)
Tangible Total Assets	$1,083,410	$1,081,364	$999,403	$971,332	$963,680
Common Shares outstanding	2,805	2,803	2,787	2,758	2,786

Book value per Common Share – GAAP	$35.93	$35.38	$35.20	$35.01	$35.01
Tangible book value per Common Share - Non-GAAP	30.47	29.88	29.63	29.39	29.34

Consolidated:
Non-interest expense	$7,329	$7,417	$7,182	$8,052	$7,220
Less: Amortization of core deposit intangibles	(111)	(116)	(120)	(138)	(142)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(52)	(71)	(56)	(1,281)	(318)
Adjusted non-interest expense	$7,166	$7,230	$7,006	$6,633	$6,760
Net interest and dividend income, tax equivalent	$8,615	$8,155	$8,112	$8,231	$7,983
Non-interest income	2,088	2,058	1,974	2,182	2,080
Losses (gains) on securities	(6)	(11)	15	(193)	—
Adjusted revenue	$10,709	$10,202	$10,101	$10,220	$10,063
Efficiency Ratio – Non-GAAP (1)	66.91%	70.87%	69.35%	64.90%	67.18%
[1] Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q3 2018: 65.65%; Q2 2018: 69.47%; Q1 2018: 67.67%; Q4 2017: 62.45%; Q3 2017: 65.42%.